Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by JOHN BODE (hereinafter referred to as “Employee”) and TRIBUNE PUBLISHING COMPANY, LLC (hereinafter referred to as “Employer”).

RECITALS

A.                                    Employee has been employed by Employer, and Employee’s employment at Employer terminated on January 19, 2015 (the “Termination Date”).

B.                                    Employer wishes to offer Employee a separation package in exchange for the agreements expressed herein.  This Agreement shall set forth the terms and conditions of Employee’s termination and any continuing obligations of the parties to one another following the end of the employment relationship.

C.                                    Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source.  Employee has had a reasonable time in which to consider whether to sign this Agreement.

AGREEMENTS

In consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.                                      EMPLOYMENT ENDING DATE, FINAL PAYMENTS AND BENEFITS

Employee’s employment with Employer ended on the Termination Date.  After that date, Employee will have no further employment duties to Employer.  By signing below, Employee acknowledges that, except for (i) two paychecks representing pay for the weeks of January 4, 2015 and January 11, 2015 and pay for January 19, 2015 (plus any accrued and unused vacation time through the Termination Date) which employee will receive through the normal payroll process of Employer and (ii) the clearing of Employee’s American Express corporate account which will be done by Employer in due course, Employee has received all compensation and benefits due from Employer, including but not limited to salary, wages, benefits, bonuses, incentive awards, approved reimbursable expenses and commissions earned through the Termination Date.

2.                                      PAYMENTS BY EMPLOYER

In exchange for the promises contained in this Agreement, and in lieu of the payments that might otherwise be payable pursuant to Paragraph 8 of Employee’s Employment Agreement, dated September 11, 2013, and effective September 30, 2013, as amended June 12, 2014 (the “Employment Agreement”), Employer will provide Employee with the following separation pay and benefits (collectively, “Severance Benefits”):

a)             A total gross severance payment of Five Hundred and Fifty Thousand Dollars ($550,000.00), less all applicable taxes and withholdings, representing twelve (12) months base pay at Employee’s current annual salary of Five Hundred and Fifty Thousand Dollars Thousand Dollars ($550,000.00)(“Base Salary”), paid on a bi-monthly basis during the twelve (12) months following the Termination Date according to Employer’s current payroll practices with the last payment payable prior to December 31, 2015;

b)             An additional gross lump sum severance payment of Four Hundred and Twelve Thousand, Five Hundred Dollars ($412,500), representing seventy five percent (75%) of the Employee’s Base Salary, less all applicable taxes and withholdings, paid on the later of (a) when other executive bonuses for Fiscal Year 2014 are paid, or (b) within seven (7) days after the Effective Date of this Agreement;

c)              An additional monthly payment, less all applicable taxes and withholdings, for twelve (12) months following the Termination Date to provide funds for COBRA continuation health care coverage for Employee and his family, payable on a bi-monthly basis during the twelve (12) months following the Termination Date according to the Employer’s current payroll practices;

d)             On the Effective Date (as defined below), acceleration of the vesting of the 10,000 options with an exercise price of $19.20 per share under the Tribune Publishing Company 2014 Omnibus Incentive Plan stock option agreement dated August 29, 2014, which options would vest on March 1, 2015 if Employee had remained employed with the Employer through March 1, 2015 (“Accelerated Options”), and extension of the exercise period of such Accelerated Options until the first anniversary of the Termination Date; and

e)              On the Effective Date, acceleration of the vesting of the 3,750 restricted stock units under the Tribune Publishing Company 2014 Omnibus Incentive Plan restricted stock unit agreement dated August 29, 2014, which restricted stock units would vest on March 1, 2015 if Employee had remained employed with the Employer through March 1, 2015 (“Accelerated RSUs”), and delivery of shares of Employer’s common stock in respect of such Accelerated RSUs in accordance with the terms of the restricted stock unit agreement.

3.                                      COOPERATION AND PROVISION OF POST-EMPLOYMENT TRANSITION SERVICES.

Employee agrees to fully cooperate with the orderly transfer of his responsibilities as Employer may direct, including: (i) complying with any reasonable Employer request for information after the Termination Date; (ii) making himself reasonably available in connection with any and all claims, disputes, negotiations, investigations, and lawsuits or administrative proceedings involving Employer; and (iii) providing thorough and accurate information or documents, providing truthful declarations or statements to Employer, meeting with attorneys or other representatives of Employer, preparing for and giving thorough and truthful testimony, and/or otherwise cooperating in the investigation, defense or prosecution of proceedings involving Employer. Employee further agrees, in exchange for the consideration contained in this Agreement, that he will provide transition services (the “Transition Services”) to Employer for twelve (12) months following the Termination Date, as needed, or upon Employer’s request. Such post-employment Transition Services shall be considered consulting services, and shall in no way constitute employment with Employer. Employee understands and agrees that the consideration provided for in this Agreement is, in part, in exchange for his provision of such Transition Services, and that he is not entitled to further payment for such services.

4.                                      VALID CONSIDERATION

Employee and Employer agree that the Severance Benefits described in Section 2 are not required by Employer’s policies or procedures or by any pre-existing contractual obligation of Employer or by any statute, regulation or ordinance, and are offered by Employer solely as consideration for this Agreement.  In the event Employee fails to abide by the terms of this Agreement, Employer may elect, at its option and without waiver of other rights or remedies it may have, not to pay or provide any Severance Benefits, and to seek to recover previously paid Severance Benefits.

5.                                      STOCK OPTIONS AND RESTRICTED STOCK UNITS

Employee acknowledges and agrees that under the terms of the stock options and restricted stock units granted to Employee under the Tribune Publishing Company 2014 Omnibus Incentive Plan, no options or restricted stock units will vest after the Termination Date.  Except as specifically provided in Section 2(d) and 2(e) of this Agreement, Employee acknowledges and agrees that Employee has no right to any stock options or restricted stock units or any other awards under the Tribune Publishing Company 2014 Omnibus Incentive Plan.

6.                                      REAFFIRMATION OF RESTRICTIVE AGREEMENTS AND NONDISPARAGEMENT PROVISIONS OF EMPLOYMENT AGREEMENT

Employee expressly reaffirms and incorporates as part of this Agreement Paragraphs 7 (a) - (f) (“Restrictive Agreements”), and Paragraph 11 (“Company Property”), and Paragraph 12 (“Nondisparagement”) of his Employment Agreement, which paragraphs shall remain in full effect (“Employment Agreement Surviving Covenants”).

7.                                      COMPLETE RELEASE OF CLAIMS

Employee, on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (Employee’s “Related Parties”) hereby covenants not to sue or pursue any litigation against, and waive, release, and discharge Employer, its parent, subsidiaries and affiliates, their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Employee ever had, now has or shall or may have or assert as of the date of this Agreement against the Releasees relating to Employee’s employment with Employer or the termination thereof or Employee’s service as an officer or director of Employer or its parent, subsidiaries or affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, including, without limitation, the Illinois Whistleblower Act, 740 ILCS 174/1, et seq.; the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS 65/1, et seq.; the Illinois Human Rights Act, 775 ILCS 5/1-101, et seq.; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance or any other legal limitation on or regulation of the employment relationship, and all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release Employer from (i) any rights Employee may have in respect of accrued vested benefits under the employee benefit plans of the Company and its parent and subsidiaries; (ii) any rights Employee may have to indemnification under the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iii) any rights Employee and Employee’s Related Parties may have to obtain as permitted by applicable law in the event of an entry of judgment against Employee and the Employer as a result of any act or failure to act for which Employee and the Employer are held jointly liable.

Employee further agrees that this Agreement may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Employee or Employee’s heirs or assigns.  Employee understands and confirm that Employee is executing this Agreement voluntarily and knowingly, but that this Agreement does not affect Employee’s right to claim otherwise under ADEA.  In addition, Employee shall not be precluded by this Agreement from filing a charge with any relevant federal, state or local administrative agency, but Employee agrees to waive Employee’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of the agreements set forth above, Employee hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Employee acknowledges that Employee is aware that Employee may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Employee now knows or believes to be true, with respect to the matters released herein.

Nevertheless, it is Employee’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

The Employer’s offer to Employee in this Agreement is not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by Employer.  Employee acknowledges that Employee has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”).  Employee represents that Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.  Employee (i) acknowledges that Employee will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission.

8.                                      NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by Employee or Employer of any wrongful act and Employee and Employer each specifically disclaim any liability to each other.

9.                                      RESIGNATION FROM ALL POSITIONS

Effective as of January 18, 2015, Employee resigns from any and all positions he holds with the Company or its parent or any subsidiaries or other affiliates of the Company or any benefit plans with respect to the Company or its parent or any of its subsidiaries or affiliates to which he has previously been elected or appointed.  In connection with the execution and delivery of this Agreement, Employee has delivered to Employer an executed copy of the resignation letter attached hereto as Exhibit A.

10.                               RETURN OF PROPERTY

Except for a laptop and a cellular phone provided by Employer which Employee may retain, Employee confirms that Employee has returned to Employer all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former employees or generated by Employee in the course of employment.  Employee confirms that Employee has deleted all electronic data and files pertaining to Employee’s job or Employer’s business operations, existing on Employee’s personal computers, other personal electronic devices, and on any email account maintained or accessible by Employee, excluding only data and files pertaining exclusively to Employee’s compensation or benefits with Employer.

11.                               BREACH OR DEFAULT

Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

12.                               SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

13.                               ENTIRE AGREEMENT

Except for the Employment Agreement Surviving Covenants, which remain in effect, this Agreement sets forth the entire understanding between Employee and Employer and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer, the employment relationship and the termination of that relationship.  Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of Employer concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.  No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

14.                               GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the state of Illinois without reference to its choice of law principles.  Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the state or federal courts located in Cook County, in the state of Illinois.

16.                               Taxes.

The Company makes no representations with regard to the effect on Employee’s federal, state, or local income tax liability with regard to the Severance Benefits and any other payments or benefits being provided to Employee. Employee hereby assumes full and sole responsibility for payment of taxes due, if any, on the consideration tendered herein and further agrees to defend, indemnify, and hold the Company harmless from and against any loss, liability, obligation, action, cause of action, claims, demands, or other expenses of any nature whatsoever, relating to, in connection with, or arising out of the payment of said taxes and interest, and/or penalties imposed, arising out of any such tax.

17.                               Section 409A

It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Employer and its affiliates shall not be responsible for any such interest and tax penalties.

18.                               KNOWING AND VOLUNTARY AGREEMENT

Employee agrees that Employee has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Employee might have against Employer.  Employee agrees that Employee has not relied upon any representations or statements not set forth herein or made by Employer’s agents or representatives.  Finally, Employee agrees that Employee has been advised to consult with an attorney prior to executing the Agreement, and that Employee has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source.  Employee agrees that Employee has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date.  This offer, if not accepted by Employee, will become null and void twenty-one (21) days after it was presented to Employee.  Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement.  If Employee elects to revoke this Agreement, Employee must provide notification of intent to revoke prior to the expiration of the 7-day revocation period to:  Julie K. Xanders, Esq., Office of the General Counsel, Tribune Publishing Company, 202 W. 1st Street, Los Angeles, CA  90012; Julie.xanders@tribpub.com.  If not revoked, this Agreement shall become effective following expiration of the seven (7) day revocation period (“Effective Date”).

Employee acknowledges that, even if this Agreement is not executed or is canceled or revoked by Employee, the provisions of the Employment Agreement by and between Employer and Employee dated September 11, 2013, as amended, that otherwise by their terms survive termination of Employee’s employment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

TRIBUNE PUBLISHING COMPANY, LLC		JOHN BODE

By:	/s/ Julie K. Xanders	/s/ John Bode

Its:	EVP, General Counsel

Dated:	1-19-15	Dated:	1-19-2015

EXHIBIT A

TO:                           The Board of Directors of Tribune Publishing Company (the “Company”):

I resign effective January 18, 2015, from any and all positions I hold with the Company or any subsidiaries or other affiliates of the Company or any benefit plans with respect to the Company or any of its subsidiaries or affiliates to which I have previously been elected or appointed.

Date:  January 18, 2015

/s/ John Bode
John Bode